EXHIBIT 12
                      UNITED GROCERS, INC. AND SUBSIDIARIES
          Schedule of Computation of Ratio of Earnings to Fixed Charges



                                                           For the Year Ended
                                                             October 3, 1997
Computation of Earnings:

Pretax income                                                 $(11,278,000)
Plus patronage dividend                                                 -0-
Less capitalized interest                                               -0-
Total earnings                                                 (11,278,000)

Computation of Fixed Charges:

Total interest expense                                           16,307,000
Interest factor in rental                                        12,949,000
  expense
Total fixed charges (1)                                          29,256,000
Total earnings and fixed                                         17,978,000
  charges(2)
Ratio of earnings to fixed                                             0.61
  charges (2)/(1)

Notes:

A. Adjusted income used to compute the ratio of adjusted income to fixed charges represents net income to which has been added income taxes, patronage dividends and fixed charges. Fixed charges consist of interest on all indebtedness and that portion of rentals considered to be the interest factor.

B. Interest portion of buildings and equipment rental expense was calculated at 60% for the year.